As filed with the Securities and Exchange Commission on March 28, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Star Scientific, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	52-1402131
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4470 Cox Rd.

Glen Allen, VA 23060

(Address of Principal Executive Offices including Zip Code)

Third Amended and Restated Star Scientific, Inc. 2008 Incentive Award Plan

(Full title of the plan)

Robert E. Pokusa Esq. General Counsel and Secretary Star Scientific, Inc. 4470 Cox Road, Suite 110 Glen Allen, VA 23060 (804) 527-1970	Copies to: Robert K. Smith, Esq. K&L Gates LLP 1601 K Street, NW Washington, DC 20006 (202) 778-9000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Amount To Be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $0.0001 per share	31,200,000	(2)	$0.82	(3)	$25,428,000	$3,276

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), which become issuable under the plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents 31,200,000 additional shares of Common Stock available for issuance under the Third Amended and Restated Star Scientific, Inc. 2008 Incentive Award Plan (the “2008 Plan”). This amount represents the shares by which the 2008 Plan increased as a result of shareholder-approved amendments to the 2008 Plan on December 10, 2010 (an increase of 2,000,000 shares), December 16, 2011 (an increase of 8,900,000 shares), December 14, 2012 (an increase of 2,000,000 shares) and December 27, 2013 (an increase of 18,300,000 shares).

(3)	Estimated solely for the purposes of calculating the registration fee under Rule 457(c) and (h) under the Securities Act, and is based on the average of the high and low sales prices of a share of Common Stock, as reported on the Nasdaq Global Market on March 27, 2014, which is within five business days prior to the filing date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Form S-8 will be sent or given to employees and directors of Star Scientific, Inc. (referred to herein as the “Company,” “Registrant,” “our,” “we” or “us”) eligible to participate in the Third Amended and Restated Star Scientific, Inc. 2008 Incentive Award Plan (the “2008 Plan”) in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to and are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

The Registrant filed with the Commission a Registration Statement on Form S-8 (the “Prior Registration Statement”), dated November 25, 2008 (File No. 333-155642), relating to shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), to be offered and sold under the Star Scientific, Inc. 2008 Incentive Award Plan, and, pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated by reference in this Registration Statement to the extent not modified or superseded hereby or by any subsequently filed document which is incorporated by reference herein or therein.

The Registrant is hereby registering an additional 31,200,000 shares of Common Stock issuable under the 2008 Plan, bringing the total number of shares registered for purchase under the 2008 Plan to the sum of 35,206,000 shares and the number of shares subject to outstanding awards under the Amended and Restated Star Scientific Inc. 2000 Equity Incentive Plan that expire or are canceled without having been exercised in full or are repurchased or forfeited following the effective date of the 2008 Plan.

Item 3.	Incorporation of Documents by Reference

The Commission allows us to incorporate by reference the information we file with the Commission, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on March 17, 2014 (File No. 000-15324);
(b)	all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above; and
(c)	the description of the Company’s Common Stock incorporated herein by reference into the Company’s Registration Statement on Form 8-A/A filed with the Commission on June 21, 2001 (File No. 000-15324), including any amendment or report filed for the purpose of updating such description.

In addition, this registration statement will incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment stating that all securities offered have been sold or deregistering all securities then remaining unsold. All those documents will be considered a part of this registration statement from the respective dates we file them. A Current Report on Form 8-K furnished to the Commission will not be incorporated by reference into this registration statement. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to be a part of this registration statement.

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Item 4.	Description of Securities

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is, or is threatened to be made a party to any threatened, pending or completed suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

A corporation may indemnify against expenses (including attorneys’ fees) and, except for an action by or in the name of the corporation, against judgments, fines and amounts paid in settlement as part of such suit or proceeding. This applies only if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation. In addition, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

In the case of an action by or in the name of the corporation, no indemnification of expenses may be made for any claim, as to which the person has been found to be liable to the corporation. The exception is if the court in which such action was brought determines that the person is reasonably entitled to indemnity for expenses.

Section 145 of the Delaware General Corporation Law further provides that if a director, officer, employee or agent of the corporation has been successful in the defense of any suit, claim or proceeding described above, he or she will be indemnified for expenses (including attorneys’ fees) actually and reasonably incurred by him or her.

Section 145 provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.

Article Tenth of the Company’s Ninth Amended and Restated Certificate of Incorporation provides that to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, Article Tenth provides that the Company shall indemnify to the fullest extent permitted by law any person whom it shall have the power to indemnify under Section 145.

Article VI of the Company’s Amended and Restated Bylaws provides for the indemnification of directors and, if authorized by the Company’s board of directors, officers, employees and other agents acting on behalf of the Company to the fullest extent permissible under the Delaware General Corporation Law.

The Company has entered into indemnification agreements with its directors and certain of its officers pursuant to which the Company has agreed to provide its directors and officers with directors and officers liability insurance and to indemnify them to the fullest extent permissible under Section 145.

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Item 8.	Exhibits

An index to exhibits has been filed as part of this Registration Statement beginning on page E-1 and is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Glen Allen, Commonwealth of Virginia, on this 28th day of March 2014.

STAR SCIENTIFIC, INC.

/s/ Michael J. Mullan
Michael J. Mullan Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael J. Mullan, Christopher C. Chapman, Robert E. Pokusa and Park A. Dodd III, jointly and severally, his attorneys-in-fact and agents, each with power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the 28th day of March, 2014.

Signature	Title	Date

/s/ Michael J. Mullan Michael J. Mullan	Chairman of the Board and Chief Executive Officer and Director (Principal Executive Officer)	March 28, 2014

/s/ Christopher C. Chapman Christopher C. Chapman	President and Director	March 28, 2014

/s/ Park A. Dodd III Park A. Dodd III	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 28, 2014

/s/ Benjamin M. Dent Benjamin M. Dent	Director	March 28, 2014

/s/ Scott P. Sensenbrenner Scott P. Sensenbrenner	Director	March 28, 2014

/s/ Thomas L. Wilson Thomas L. Wilson	Director	March 28, 2014

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INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1	Ninth Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on January 2, 2014 (File No. 000-15324))

4.2	Amended and Restated By-Laws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Commission on December 21, 2006 (File No. 000-15324))

4.3	Third Amended and Restated 2008 Incentive Award Plan of the Company (incorporated by reference to Exhibit 10.5 to the Company’s Annual Report on Form 10-K filed with the Commission on March 17, 2014 (File No. 000-15324))

*5.1	Opinion of Company’s General Counsel with respect to the validity of shares being offered

*23.1	Consent of Cherry Bekaert LLP

*23.2	Consent of Company’s General Counsel (included in Exhibit 5.1)

*24.1	Power of Attorney (included on the signature page of this Registration Statement)

* Filed herewith.

E-1